Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on the Post-Effective Amendment No. 2 to Form N-2 (No. 333-178644), of (i) our report dated March 12, 2013 on the consolidated financial statements of Medallion Financial Corp. and subsidiaries as of December 31, 2012 and 2011 and for each of the three years in the three-year period ended December 31, 2012 and on the selected financial ratios and other data for each of the five years in the five-year period ended December 31, 2012, and the consolidated schedules of investments in and advances to affiliates as of and for the years ended December 31, 2012 and 2011; (ii) our report dated March 12, 2013 on the effectiveness of internal control over financial reporting as of December 31, 2012; (iii) our report dated March 12, 2013 on the financial statements of Medallion Bank as of December 31, 2012 and 2011 and for each of the three years in the three-year period ended December 31, 2012; and (iv) our report dated September 20, 2013 related to the senior securities table as of December 31, 2012, 2011, 2010, 2009 and 2008 of Medallion Financial Corp. and subsidiaries which appear in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ WeiserMazars LLP

New York, New York

September 20, 2013